Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-123535
and 333-13160
PRICING SUPPLEMENT NO. 4, dated August 7, 2006
(To Prospectus dated April 29, 2005 and
Prospectus Supplement dated April 29, 2005)
(CUSIP No. 23383FBT1)
$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series E
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Fixed Rate Note
Principal Amount:	$250,000,000
Issue Price:	99.856%
Original Issue Date (Settlement Date):	August 10, 2006
Stated Maturity:	August 10, 2009
Interest Rate:	5.75%
Interest Payment Dates:	February 10 and August 10, subject to the Business Day convention, commencing February 10, 2007
Specified Currency:	U.S. Dollars
(If other than U.S. Dollars, see attachment hereto)
Option to Receive Payments in Specified Currency: ☐ Yes ☑ No
          (Applicable only if Specified Currency is other than U.S. Dollars)
Authorized Denominations:
          (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:	☑ The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
☐ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☐ The Notes may be redeemed prior to maturity.
Initial Redemption Date: n/a
The Redemption Price shall initially be      % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by      % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☑ The Notes cannot be repaid prior to maturity.
☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.
Optional Repayment Date(s): n/a
Repayment Price: n/a
Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☑ No
Payment of additional amounts by Guarantor in respect of taxation: ☑ Yes ☐ No
Discount Notes: ☐ Yes ☑ No
          Total Amount of OID:
          Yield to Maturity:
          Initial Accrual Period OID:

Form:	☑ Book-Entry Note	☐ Certificated Note
Agent’s Discount or Commission: 0.25%
Agent’s Capacity: ☑ Agent ☐ Principal
Net proceeds to Issuer (if sale to Agent as principal): n/a

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.

	☐ Barclays Capital Inc.	☐ HSBC Securities (USA) Inc.

	☐ Citigroup Global Markets Inc.	☑ J.P. Morgan Securities Inc.

☐ Deutsche Bank Securities Inc.
Additional Terms: The provisions set forth under “Description of Debt Securities and Guarantees—Discharge, Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.
DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on June 30, 2006, is incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.